UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act 1934

Date of Report (Date of earliest event reported):      April 13, 2012

IntegraMed America, Inc,
(Exact name of registrant as specified in charter)

Delaware
(State of other jurisdiction of incorporation)

0-20260	6-1150326
(Commission file Number)	(IRS Employer Identification No.)

Two Manhattanville Road, Purchase, NY	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone no. including area code: (914) 253-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b)
□	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.02	Termination of a Material Definitive Agreement

On April 13, 2012, IntegraMed America, Inc. (the “Company”) gave notice (the “Default Notice”) to Southeastern Fertility Centers, PA., the Company’s Attain Fertility Center partner practice located outside of Charleston, South Carolina (“SEFC”), that SEFC was in default of the Business Service Agreement between the Company and SEFC dated April 24, 2008 (the “Agreement”).  A recent binding order of arbitration mandated dissolution of SEFC; a dissolution of  SEFC constitutes a default under the Agreement permitting the Company to terminate the Agreement.

Pursuant to the terms of the Agreement, in the event of a default by SEFC, SEFC is obligated, among other things, to pay to the Company the (i) right to manage fee paid by the Company to SEFC at the commencement of the Agreement, which was $950,000, (ii)  net book value of all Company fixed assets at SEFC’s facilities owned by the Company, which net book value at March 31, 2012 was $230,680 and (iii) amount of any other obligations owed to the Company, which amount at March 31, 2012 was $110,739. Additionally, SEFC is obligated to re-purchase from the Company uncollected accounts receivable purchased from SEFC by the Company, which amount at March 31, 2012 was $402,772.

On April 18, 2012, the Company entered into a non-binding letter of intent (“LOI”) with one of the disputing shareholders pursuant to which the Company will, among other things, enter into a new Business Services Agreement with such shareholder and a non-shareholder SEFC physician, who are forming a new professional association to continue their medical practice in the Charleston area. If the Company is successful in entering into this new arrangement, the Company does not expect the termination of the Agreement to have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows, but the Company has no assurances that negotiating a definitive agreement will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntegraMed America, Inc. (Registrant)

Date: April 19, 2012	By:	/s/Claude E. White
Claude E. White. Vice President, General Counsel & Secretary